Exhibit 99.1

Contact:	Douglas Armer (212) 655-0220
Capital Trust Reports Fourth Quarter and Full Year 2008 Results;
Implements Debt Restructuring
NEW YORK, NY — March 16, 2009 — Capital Trust, Inc. (NYSE: CT) today reported results for the quarter and full year ended December 31, 2008.
•	Operating Results:
•	Reported a net loss of $51.2 million or $2.30 per share for the fourth quarter and $57.5 million or $2.73 per share for the full year.
•
Recorded $10.5 million in loss provisions and impairments for the fourth quarter and $66.5 million for the full year. In addition, the Company recorded a valuation allowance of $48.3 million related to certain loans subsequently transferred to lenders pursuant to the Debt Restructuring (outlined below).

•	Cash flow from operating activities totaled $10.8 million for the fourth quarter and $54.1 million for the full year.
•	Portfolio Performance:
•
At year end, the Company’s loan portfolio consisted of 73 assets with an aggregate net book value of $1.8 billion. During the fourth quarter, three loans with an aggregate net book value of $19.0 million ($26.6 million gross book value net of $7.6 million in reserves) were classified as non performing. At year end, five loans with an aggregate net book value of $24.5 million ($82.1 million gross book value net of $57.6 million in reserves) were non performing.

•
The Company’s CMBS portfolio was comprised of 77 securities with an aggregate book value of $852.2 million. During the fourth quarter, the Company recorded a $900,000 other than temporary impairment on one security. Ratings activity for 2008 on the CMBS portfolio included a total of 13 securities which received downgrades and 6 securities which received upgrades.

•	Loan Originations/Repayments:
•
During the quarter, the Company made no new balance sheet investments; fundings pursuant to previously existing loan commitments totaled $14.2 million. Full and partial repayments during the quarter totaled $65.3 million.

•	Investment Management:
•
During 2008, the Company completed the final closing of CT Opportunity Partners I, LP bringing total equity commitments to $540 million. Also during 2008, the Company raised $667 million in equity commitments for CT High Grade Partners II, LLC. As of December 31, 2008, the Company’s currently investing vehicles had approximately $1.0 billion in undeployed equity capital commitments.

•	Dividends:
•	The Company paid no dividend in the fourth quarter; 2008 dividends paid totaled $2.20 per share.
Debt Restructuring
The Company also announced today that it had completed a coordinated restructuring of substantially all of its recourse debt obligations. Pursuant to the restructuring plan:
•	The secured credit facilities with JP Morgan, Morgan Stanley and Citigroup (aggregate outstanding principal balance of $579.9 million) were restructured as follows:
•
maturity dates were modified to March 16, 2010, with two, one-year extension options (the first at the Company’s option, subject to meeting minimum paydown hurdles, and the second at the lenders’ discretion)

•	principal balances were paid down by 3% at closing
•	100% of principal payments, 65% of net interest margin from each lender’s collateral pool and excess cash above a threshold level will be applied as additional amortization
•
cash margin call provisions were eliminated and replaced with pool-wide collateral valuation tests determined on the basis of changes in the performance of the underlying real estate collateral (as opposed to loan liquidation value). In the event the collateral valuation tests are breached, the Company may be forced to liquidate assets

•	interest rates are unchanged
•	the Company issued approximately 3.5 million warrants to the three secured lenders at a strike price equal to $1.79 per share (the closing price on March 13, 2009)
•
existing financial covenants were replaced by new covenants which: (i) prohibit most new balance sheet investments, (ii) prohibit new debt, (iii) prohibit the payout of cash dividends except to the extent required to maintain REIT status (taking into account new stock dividend rules), (iv) limit cash compensation to all employees, (v) require minimum levels of liquidity be maintained, (vi) trigger an event of default if both the Company’s CEO and COO cease their employment (and no approved replacement is hired) and (vii) trigger an event of default if any other obligation with a balance in excess of $1.0 million comes due.

•	The secured credit facility with Goldman Sachs (outstanding principal balance of $88.5 million) was terminated on the following basis:
•	the Company pre-funded $2.4 million of required advances under one loan in the Goldman Sachs collateral pool
•	the Company paid $2.6 million to effect a release of one collateral loan
•	the Company transferred all other collateral loans in full satisfaction of the Company’s outstanding debt to Goldman Sachs.
•
Previously, on February 25, 2009, the secured credit facility with UBS (outstanding principal balance of $9.7 million) was terminated by transferring the collateral loan to UBS in full satisfaction of the Company’s debt.

•	The senior unsecured credit facility with West LB, as syndicate agent, (outstanding principal balance of $100 million) was restructured as follows:
•	the maturity date was extended to March 16, 2010 (with two, one-year extensions on the same terms as the restructured secured credit facilities)
•	cash interest rate is increased from LIBOR + 1.75% to LIBOR + 3.0% plus an accrual rate of 7.20% per annum less the cash interest rate
•	a collateral pledge of the Company’s unencumbered CDO interests
•	quarterly amortization equal to the greater of: (i) $5.0 million per annum and (ii) 25% the annual cash flow for the pledged CDO interests
•	existing financial covenants are replaced by substantially identical covenants to those included in the restructured secured credit facilities.
•
Pursuant to an exchange agreement with certain holders of $103.1 million of trust preferred securities issued by the Company’s subsidiaries, the Company exchanged those securities for $118.6 of new junior subordinated notes with the following terms:

•	a cash interest rate of 1.0% per annum from March 16, 2009 through April 29, 2012. Thereafter, the interest rate reverts to the blended rate (7.23% per annum) in effect prior to the exchange.
The foregoing descriptions of the various terms of the restructuring are qualified in their entirety by reference to the Company’s Form 10-K filing and the exhibits thereto.

The impact of the restructuring transactions on the Company financial statements is as follows:
•
As of December 31, 2008, the aggregate $140.4 million (face value) of loans subsequently sold to Goldman Sachs and UBS were reclassified as Loans held-for-sale on the balance sheet, and a valuation allowance of $48.3 million (reflecting the difference between the carrying value of the loans and the sale price) was recorded on the statement of operations for the fourth quarter.

Paul, Hastings, Janofsky & Walker LLP represented the Company in connection with the Debt Restructuring.
Balance Sheet
Total assets were $2.8 billion at December 31, 2008. The Company’s Interest Earning Assets are summarized below:
Interest Earning Assets
•	Interest earning assets totaled $2.6 billion at December 31, 2008 and had a weighted average yield of 4.99%.
•	$1.8 billion of the portfolio was comprised of loan investments with a weighted average yield of 4.09%.
•	$852 million of the portfolio was comprised of CMBS investments with a weighted average yield of 6.87%.
During the quarter, three loans with an aggregate net book value of $19.0 million ($26.6 million aggregate gross book value net of $7.6 million in reserves) were classified as non performing. Also during the fourth quarter, the Company and its co-lender foreclosed on one loan with a book balance of $11.9 million. This loan was reclassified as Real estate held-for-sale (also referred to as Real Estate Owned) as of December 31, 2008 and a $2.0 million impairment was recorded to reflect the property at fair value.
As of year end, including the aforementioned loans, the Company had five loans with an aggregate net book value of $24.5 million ($82.1 million gross book value, net of $57.6 million of reserves) that were non performing. These include two pre-existing non performing loans: (i) a mezzanine loan with an outstanding balance of $50 million secured by a portfolio of office properties for which a provision for loan losses in the amount of $50 million was recorded in the second quarter of 2008 and (ii) a $5 million subordinate mortgage loan secured by a multifamily property. The Company does not accrue interest on its non performing loans unless collected.
Commencing in the fourth quarter of 2008, the Company identified certain loans as Watch List Loans. These investments are currently performing loans that the Company aggressively monitors and manages to mitigate the risk of potential future non-performance. As of December 31, 2008 15 loans with an aggregate principal balance of $376.8 million were identified as Watch List loans.
Also in the fourth quarter, an other-than-temporary impairment of $900,000 was recorded on one CMBS investment due to an adverse change in the expectation of future cash flows from that security.

At December 31, 2008, the Company had two equity investments in unconsolidated subsidiaries with an aggregate book value of $2.4 million, both co-investments in funds sponsored and managed by the Company.
Interest Bearing Liabilities
The Company’s interest bearing liabilities totaled $2.1 billion at December 31, 2008 and were comprised of collateralized debt obligations ($1.2 billion, 55% of total), repurchase obligations and other secured debt ($699.0 million, 34%), borrowings under the senior unsecured credit facility ($100 million, 5%) and junior subordinated debentures ($129 million, 6%). During the fourth quarter, the Company reduced repurchase obligations and other secured debt by $117.2 million (14.4%) compared to the prior quarter. At year end, the Company’s $2.1 billion of Interest Bearing Liabilities carried a weighted average cash coupon of 2.29% and a weighted average all-in cost of 3.48%.
At December 31, 2008, the Company’s GAAP shareholders’ equity was $401.4 million. Based on shareholders’ equity at year end, book value per share was $18.01.
Current and prospective sources of liquidity as of December 31, 2008 include unrestricted cash ($45.4 million), restricted cash ($18.8 million available for reinvestment in CDO II), net operating income, as well as principal payments and asset disposition proceeds. Prospective uses of liquidity include unfunded loan commitments ($54.2 million), capital commitments to the Company’s managed funds ($21.5 million) and debt repayments. At December 31, 2008, the Company’s debt-to-equity ratio (defined as the ratio of total Interest Bearing Liabilities to book equity) was 5.2-to-1.
Investment Management
All of the Company’s investment management activities are conducted through its wholly-owned, taxable, investment management subsidiary, CT Investment Management Co., LLC (“CTIMCO”). At December 31, 2008, the Company managed five private equity funds and one separate account with total investments of $1.1 billion and undeployed equity commitments of approximately $1.0 billion. Three of these funds and the separate account have ended their investment periods and are liquidating in the ordinary course of business. The other funds, CTOPI and CT High Grade II, are currently investing and capitalized with $540 million and $667 million of total equity commitments, respectively. Capital Trust, Inc. has committed to invest $25 million as a limited partner in CTOPI. The Company does not have a co-investment in CT High Grade II. Revenues from third party investment management fees totaled $12.9 million in 2008, a record for the Company.
Operating Results Comparison
Income from loans and other investments, net
A decrease in the principal balance of Interest Earning Assets and loans classified as held-for sale ($298.5 million or 11% from December 31, 2007 to December 31, 2008) along with a 49% decrease in average LIBOR, drove a $58.8 million (23%) decrease in interest income for 2008 versus the prior year. These same factors, combined with generally lower levels of leverage in 2008, resulted in a $32.7 million (20%) decrease in interest expense for the same period. On a net basis, net interest income decreased by $26.1 million (29%).

Management fees
Base management fees from the investment management business increased in 2008 by $9.4 million (270%) due primarily to fees associated with the Company’s two newest investment management vehicles, CTOPI and CT High Grade II.
Incentive management fees
CTIMCO received no incentive management fees in 2008. In 2007, incentive fees from managed funds totaled $5.2 million.
Servicing fees
Servicing fee income for 2008 totaled $367,000, compared with $623,000 in 2007. In December 2008, the Company conveyed its interest in a healthcare origination platform to its original owner and expensed the unamortized intangible assets related to that transaction, which resulted in the majority of the $256,000 decline from 2007.
General and administrative expenses
General and administrative expenses include compensation and benefits for employees, operating expenses and professional fees. Total general and administrative expenses decreased 17% between 2008 and 2007 as a result of lower compensation costs and the payment of $2.6 million in 2007 of employee performance compensation associated with receipt of incentive management fees. The decrease in compensation costs more than offset modest increases in operating expenses. Net of the impact of incentive management fees, general and administrative expenses decreased $2.5 million (9%) from 2007.
Depreciation and amortization
Depreciation and amortization decreased by $1.6 million between 2007 and 2008 due primarily to the expensing of capitalized costs related to two managed funds and one corporate investment in 2007. Net of these one-time transactions, depreciation and amortization remained flat from 2007 to 2008.
Gain on extinguishment of debt
$6.0 million of debt forgiveness by a creditor was recorded as a gain on extinguishment of debt in 2008. No such gains were recorded for the year ended December 31, 2007.
Impairments
In 2008, the Company recorded an other-than-temporary impairment of $900,000 on one CMBS investment due to an adverse change in the expectation of future cash flows from that security. A $2.0 million impairment was recorded to reflect potential losses upon the anticipated sale of a property classified as Real estate held-for-sale.
Provision for possible credit losses
During 2008, the Company recorded an aggregate $63.6 million provision for possible credit loss against four loans that were classified as non-performing. One of the loans, against which a $6.0 million provision had been recorded in the first quarter of 2008, was written-off during the second quarter and the $6.0 million liability collateralized by the loan was forgiven by the creditor.

In 2007, a $4.0 million recovery related to the successful resolution of a non-performing loan and a $4.0 million provision for loss against one second mortgage loan with a principal balance of $10.0 million were recorded. These actions resulted in a net zero provision for possible credit losses on the 2007 consolidated statement of operations.
Valuation allowance on loans held-for-sale
As of December 31, 2008, a $48.3 million valuation allowance was recorded against four loans classified as held-for-sale to reflect these assets at fair value (see Debt Restructuring above). No loans were classified as held-for-sale as of December 31, 2007.
Gain on sale of investments
During the second quarter of 2008 one CMBS investment designated as available-for-sale was sold for a gain of $374,000. In the fourth quarter of 2007, a corporate investment was sold at a realized gain of $15.1 million that included a $2.5 million currency translation adjustment.
Loss from equity investments
The loss from equity investments for 2008 resulted primarily from the Company’s share of operating losses at CTOPI (representing net unrealized losses due to fair value adjustments on CTOPI investments). In 2007, the loss from equity investments due primarily from a corporate investment which was sold during the year impacted the Company’s share of operating losses.
Provision/ (benefit) for income taxes
In 2008, the Company recorded an income tax provision of $1.9 million, due primarily to changes to the deferred tax asset resulting from GAAP to tax differences relating to restricted stock compensation and net operating losses, partially offset by a refund due to the overpayment of taxes. In 2007, the Company recorded an income tax benefit of $706,000.
Net (loss)/ income
Net income decreased by $141.9 million from 2007 to 2008, driven by an increase of $63.6 million in the provision for possible credit losses, a $48.3 million valuation allowance on loans held-for-sale and a $26.1 million decrease in net interest income, partially offset by a $9.4 million increase in management fees and a $6.0 million gain on the forgiveness of debt. In 2007, the Company recorded $8.3 million of income from the successful resolution of a non-performing loan and a $15.1 million gain from the sale of a corporate investment. On a diluted per share basis, net (loss)/income was ($2.73) and $4.77 in 2008 and 2007, respectively.

Dividends
Total dividends per share paid in 2008 and 2007 were $2.20 and $5.10, respectively, representing a decrease of $2.90 per share.
The Company will conduct a management conference call at 10:00 a.m. Eastern Time on Tuesday, March 17, 2009 to discuss fourth quarter 2008 results. Interested parties can access the call toll free by dialing (800) 895-2178 or (785) 424-1060 for international participants. The conference ID is “CAPITAL.” A recorded replay will be available from noon on Tuesday, March 17, 2009 through midnight on Tuesday, March 31, 2009. The replay call number is (800) 283-4799 or (402) 220-0860 for international callers.
Forward-Looking Statements
This news release contains certain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, including statements relating to future financial results and business prospects. The forward-looking statements contained in this news release are subject to certain risks and uncertainties including, but not limited to, the success of the Company’s debt restructuring and its ability to meet the amortization required thereby, the continued credit performance of the Company’s loan and CMBS investments, the asset/liability mix, the effectiveness of the Company’s hedging strategy and the rate of repayment of the Company’s portfolio assets, as well as other risks indicated from time to time in the Company’s Form 10-K and Form 10-Q filings with the Securities and Exchange Commission. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events or circumstances.
About Capital Trust
Capital Trust, Inc. is a real estate finance and investment management company that specializes in credit sensitive structured financial products. To date, the Company’s investment programs have focused primarily on loans and securities backed by commercial real estate assets, and the Company has executed its business both as a balance sheet investor and as an investment manager. Capital Trust is a real estate investment trust traded on the New York Stock Exchange under the symbol “CT.” The Company is headquartered in New York City.

Capital Trust, Inc. and Subsidiaries
Consolidated Balance Sheets
December 31, 2008 and 2007
(in thousands except share data)
(audited)

	2008	2007
Assets

Cash and cash equivalents	$45,382	$25,829
Restricted cash	18,821	5,696
Commercial mortgage backed securities	852,211	876,864
Loans receivable, net	1,791,332	2,257,563
Loans held-for-sale, net	92,175	—
Equity investment in unconsolidated subsidiaries	2,383	977
Real estate held-for-sale	9,897	—
Deposits and other receivables	1,421	3,927
Accrued interest receivable	6,351	15,091
Deferred income taxes	1,706	3,659
Prepaid expenses and other assets	16,948	21,876

Total assets	$2,838,627	$3,211,482

Liabilities & Shareholders’ Equity

Liabilities:
Accounts payable and accrued expenses	$10,918	$65,682
Repurchase obligations	699,054	911,857
Collateralized debt obligations	1,156,035	1,192,299
Senior unsecured credit facility	100,000	75,000
Junior subordinated debentures	128,875	128,875
Participations sold	292,669	408,351
Interest rate hedge liabilities	47,974	18,686
Deferred origination fees and other revenue	1,658	2,495

Total liabilities	2,437,183	2,803,245

Shareholders’ equity:

Class A common stock $0.01 par value 100,000 shares authorized, 21,740 and 17,166 shares issued and outstanding as of December 31, 2008 and December 31, 2007, respectively (“class A common stock”)	217	172

Restricted class A common stock $0.01 par value, 331 and 424 shares issued and outstanding as of December 31, 2008 and December 31, 2007, respectively (“restricted class A common stock” and together with class A common stock, “common stock”)	3	4
Additional paid-in capital	557,435	426,113
Accumulated other comprehensive loss	(41,009)	(8,684)
Accumulated deficit	(115,202)	(9,368)

Total shareholders’ equity	401,444	408,237

Total liabilities and shareholders’ equity	$2,838,627	$3,211,482

Capital Trust, Inc. and Subsidiaries
Consolidated Statements of Operations
Three and Twelve Months Ended December 31, 2008 and 2007
(in thousands, except share and per share data)

	Three Months Ended		Twelve Months Ended
	December 31,	December 31,	December 31,	December 31,
	2008	2007	2008	2007
	(unaudited)		(audited)
Income from loans and other investments:
Interest and related income	$44,924	$62,463	$194,649	$253,422
Less: Interest and related expenses	30,747	42,369	129,665	162,377

Income from loans and other investments, net	14,177	20,094	64,984	91,045

Other revenues:
Management fees	3,114	1,053	12,941	3,499
Incentive management fees	—	5,246	—	6,208
Servicing fees	30	338	367	623
Other interest income	259	328	1,566	1,083

Total other revenues	3,403	6,965	14,874	11,413

Other expenses:
General and administrative	6,138	8,472	24,957	29,956
Depreciation and amortization	39	361	179	1,810

Total other expenses	6,177	8,833	25,136	31,766

Gain on extinguishment of debt	—	—	6,000	—
Impairments	(2,917)	—	(2,917)	—
Provision for possible credit losses	(7,577)	(4,000)	(63,577)	—
Valuation allowance on loans held-for-sale	(48,259)	—	(48,259)	—
Gain on sale of investments	—	15,077	374	15,077
(Loss)/income from equity investments	(1,439)	(1,067)	(1,988)	(2,109)

(Loss)/income before income taxes	(48,789)	28,236	(55,645)	83,660
Provision/(benefit) for income taxes	2,368	(402)	1,893	(706)

Net (loss)/income	$(51,157)	$28,639	$(57,538)	$84,366

Per share information:
Net (loss)/earnings per share of common stock:
Basic	$(2.30)	$1.63	$(2.73)	$4.80

Diluted	$(2.30)	$1.62	$(2.73)	$4.77

Weighted average shares of common stock outstanding:
Basic	22,265,478	17,611,132	21,098,935	17,569,690

Diluted	22,265,478	17,707,620	21,098,935	17,690,266

Dividends declared per share of common stock	$0.00	$2.70	$2.20	$5.10